EXHBIT 10.2

Description of Bonus Plan for Scott A. Evans

Director of Merchants Bancorp, President of Lynn/Richmond Market and Chief Operating Officer of Merchants Bank of Indiana, and Chairman of Farmers-Merchants Bank of Illinois

Scott A. Evans is President of Lynn/Richmond Market and Chief Operating Officer of Merchants Bank of Indiana and is compensated for such employment. Mr. Evans also serves as a Director of Merchants Bancorp and as Chairman of Farmers-Merchants Bank of Illinois, however, Mr. Evans does not receive any additional compensation for those positions.

In addition to his base salary, Mr. Evans is eligible to receive a cash bonus award and an award of restricted stock units under Merchants Bancorp’s 2017 Equity Incentive Plan (the “Plan”). Each award is based on Merchants Bancorp’s achievement certain performance measures established by the Compensation Committee of Merchants Bancorp’s Board of Directors; provided, however, the performance measures established must be permissible under the Plan (the “Performance Measures”).

Mr. Evan’s target cash bonus award is equal to 50% of base salary and target restricted stock units award is equal to 50% of base salary.

For each fiscal year, the Compensation Committee will establish the weighting and payout ranges of each Performance Measure. Thus, the exact payout of Mr. Evan awards will vary depending on Merchants Bancorp’s actual results with respect to the Performance Measures, as determined by the Compensation Committee following the close of Merchants Bancorp’s fiscal year. However, if Merchants Bancorp fails to meet the threshold for all Performance Measures Mr. Evans will not receive a payout. In 2020, the Compensation Committee established equal weighting and payout ranges (75% (threshold) to 125% (maximum)) for each Performance Measure.